Exhibit 99.1

Washington Prime Group Reports Third Quarter 2017 Results

COLUMBUS, OH - October 25, 2017 - Washington Prime Group Inc. (NYSE: WPG) today reported results for the third quarter ended September 30, 2017 that reflect continued progress on the execution of the Company’s financial, operating and strategic objectives.

Third Quarter Results

Net loss attributable to common shareholders for the third quarter of 2017 was $11.9 million, or $0.06 per diluted share, compared to income of $1.4 million, or $0.01 per diluted share, a year ago. The year-over-year difference was primarily attributable to higher interest expense in 2017 related to the August unsecured notes offering, lower net operating income related to the Company’s Tier 2 enclosed properties and decrease in amortization of lease intangibles.

Funds from Operations (“FFO”) for the third quarter of 2017 were $81.5 million, or $0.37 per diluted share. This compares to $100.8 million, or $0.46 per diluted share, during the same quarter a year ago. The decrease in FFO for the quarter primarily relates to dilution resulting from property dispositions and higher interest expense related to the unsecured notes offering.

Comparable net operating income (“NOI”) for the Company’s total portfolio decreased 1.4% during the third quarter of 2017, compared to a year ago. Comparable NOI growth for the Company’s 37 Tier 1 enclosed retail properties decreased by only 0.6% in the third quarter of 2017, compared to a year ago, demonstrating stable performance. Comparable NOI for the Company’s 51 open air centers increased 3.4% in the third quarter of 2017, compared to a year ago. Collectively, the Company’s Tier 1 enclosed retail properties and open air centers comprised 81% of total portfolio NOI as of September 30, 2017 with comparable NOI growth of 1.1% during the third quarter of 2017, compared to a year ago.

Reconciliations of FFO and comparable NOI (non-GAAP measures) to GAAP measures are included in this release.

Lou Conforti, CEO and Director stated: “The third quarter is best illustrated by several financial, strategic and operational actions which strengthened our balance sheet; streamlined decision making; resulted in meaningful arbitrage opportunities; furthered our objective of tenant diversification; and advanced our hybrid town center mandate which now constitutes 70% of assets we describe as enclosed.

“Occupancy was basically flat for the third quarter at 92.3%. A 1.4% decline in comparable NOI warrants further explanation. The decline was primarily attributable to previously reported bankruptcies and judiciousness on our part to focus upon prospects whose presence actually benefits our assets. Breaking it down, comparable NOI growth for Tier 1 assets decreased 0.6%, open air assets increased 3.4%, and Tier 2 assets decreased 9.1%. While any shortcoming whatsoever drives me crazy, as long as it is within an anticipated minimal variance and results from our being deliberate about properly curating tenants, I am confident this measured approach will better serve our assets in the long run.

“During my 16 months at WPG, one fact has become glaringly evident. Our resources, which include both time and money, are better directed toward those tenants which serve to diversify, optimize and energize our assets. Make no mistake, we have leased a heck of a lot of space this year: 3.0 million square feet as of September 30, of which 48% was to lifestyle tenancy. What we will not be doing is taking the easy way out by accommodating undifferentiated tenants in over concentrated categories.

“We continue to address Tier 2 assets in a no-nonsense fashion: We handed the lender back the keys to Valle Vista Mall whereby a $40 million mortgage obligation was extinguished; signed a definitive agreement to sell Colonial Park Mall for $15 million, as we could not justify marginal capital spend; and negotiated the $55 million discounted payoff of Southern Hills Mall, a Tier 1 quality asset which was hampered by excessive leverage of $99.7 million. This discounted payoff reflects a capitalization rate of 13.5%, a 600-basis-point improvement over the debt yield.

“The Company also continued to strengthen its balance sheet and demonstrate access to capital as exhibited by our $750 million seven-year unsecured notes offering. As we have previously stated, it was imperative to address the financial wherewithal of the Company and we have accomplished this mandate with minimal dilution. “Strategically, we evidenced our ability to act upon arbitrage opportunities. For instance, the definitive agreement for the disposition of outparcels leased to various restaurant operators for proceeds of $67.2 million equates to a mid-six percent capitalization rate on in place NOI, and the previously mentioned $55 million discounted payoff of Southern Hills Mall.

“Redevelopment continues according to schedule and budget. We currently have 61 active projects underway ranging between $1-$60 million. The 9.5% average estimated yield on these projects is intact and we actually expect these transformative projects to perform even better when ancillary impact is taken into account. Last, new initiatives are also well underway. Our eCommerce platform, Tangible, is under construction and should be operational in its first four assets during the fourth quarter; Shelby’s Sugar Shop, our candy store joint venture, likewise; and our first common area local craft brewer is opening within thirty days.

“Our message is straightforward: Protect our shareholders from industry volatility with a rock solid balance sheet; respect our demographic constituencies by not offering the ‘same old same old’; focus on assets which serve as the dominant retail venue within a secondary marketplace; address common area utilization as it may very well be the holy grail; and as always, grind it out.”

Operational Highlights

Ending occupancy for the total portfolio was 92.3% as of September 30, 2017, as compared to 92.7% a year ago. Ending occupancy for the enclosed retail properties was 90.3%, which included Tier 1 enclosed retail properties which ended the quarter at 92.1% leased, flat compared to a year ago. Ending occupancy for the open air portfolio was 95.3% as of September 30, 2017, compared to 95.2% a year ago.

Base rent per square foot for the total portfolio was $21.64, flat compared to a year ago. Inline store sales at the Company’s enclosed retail properties were $364 per square foot for the twelve months ended September 30, 2017, compared to $373 per square foot for the same period a year ago. Operating metrics by asset group can be found in the third quarter 2017 Supplemental Information report available on the Company’s website.

Financial Activity

Unsecured Notes Offering

On August 4, 2017, the Company closed on a public offering of $750 million principal amount of its 5.950% unsecured notes due August 15, 2024. The net proceeds from the offering of approximately $730 million, after deducting the underwriting discount and other offering expenses, were used to repay the outstanding indebtedness under its May 2014 term loan and reduce outstanding borrowings under its June 2015 term loan. The successful completion of the offering significantly enhanced the debt maturity profile of the Company.

Dispositions

On October 4, 2017, the Company signed a definitive agreement to sell Colonial Park Mall, located in Harrisburg, Pennsylvania, to an unaffiliated private real estate investor for a purchase price of $15.0 million. The agreement is subject to customary closing requirements. During the three months ended September 30, 2017, the Company recorded a non-cash impairment charge of $20.9 million related to the expected sale of Colonial Park Mall.

On September 20, 2017, the Company executed a purchase and sale agreement with an affiliate of Four Corners Property Trust, Inc. to sell 41 restaurant outparcels located on 22 of the Company's enclosed retail properties and open air centers for a purchase price of approximately $67.2 million. The Company expects the transaction to close in two tranches beginning in the fourth quarter of 2017 with the second tranche to be completed in the first half of 2018, subject to due diligence and customary closing conditions.

Mortgage Loans

On October 17, 2017, an affiliate of the Company completed a discounted payoff of the $99.7 million mortgage loan secured by Southern Hills Mall, located in Sioux City, Iowa, for $55.0 million. The Company will record a gain between $40.0 million and $45.0 million related to this repayment during the fourth quarter of 2017. This accretive financial transaction resulted in the Company retaining ownership and management of Southern Hills Mall, a dominant enclosed retail venue in a secondary market. The debt yield on the mortgage loan was 7.5% with a yield on the purchase of 13.5%.

On October 3, 2017, the $40.0 million mortgage loan secured by Valle Vista Mall, located in Harlingen, Texas, was extinguished upon the property transition to the lender on October 3, 2017. The Company will recognize a $27.0 million gain on debt extinguishment related to the transition during the fourth quarter of 2017.

On October 2, 2017, the Company repaid the $99.6 million mortgage loan on WestShore Plaza, located in Tampa, Florida, adding the Tier 1 enclosed property to the Company’s unencumbered pool of assets.

The Company has now addressed all 2017 mortgage debt maturities and has nearly $316 million of NOI being generated from its unencumbered properties, or approximately 57% of total property NOI.

Redevelopment Highlights

The Company expects redevelopment spending, including the pro-rata share of joint venture properties of approximately $100 million in 2017. Major redevelopment projects recently announced include:

•
Cottonwood Mall, located in Albuquerque, New Mexico - The approximately $21 million project will add new retailers to the center. The high visibility anchor space previously occupied by a Macy’s department store, which closed earlier this year, will be redeveloped for new uses that include off-price and home furnishings retailers. The project is expected to be completed in 2018.

•
Fairfield Town Center, located in Houston, Texas - The approximately $28 million project represents the final phase of the development which will add approximately 130,000 square feet to the open air center that opened in 2016. The project will be anchored by the addition of a movie theater, off-price retailer and additional big box and small shop stores. The project is expected to be completed in 2019.

2017 Guidance

The Company updated its guidance for fiscal 2017 net income attributable to common shareholders to the range of $1.39 to $1.48 per diluted share, and guidance for FFO, as adjusted, in the range of $1.63 and $1.67 per diluted share. The update to guidance for net income primarily relates to the impairment charge in the third quarter and a gain on the first tranche of the restaurant outparcel sale expected to occur in the fourth quarter. Net income and FFO guidance for the year includes increased interest expense from the unsecured notes offering, which was partially offset by the positive impact from the discounted payoff of the mortgage loan secured by Southern Hills Mall.

Primarily due to retailer bankruptcies that occurred during the third quarter of 2017, as well as the impact of real estate tax reimbursement revenue, the Company now expects to deliver comparable NOI growth of (1.0)% to 0.0% for the year ending December 31, 2017.

Apart from the impact of the items discussed above, material guidance assumptions remain unchanged.

The following table provides the reconciliation for the expected range of GAAP estimated net income attributable to common shareholders per diluted share to non-GAAP estimated FFO per diluted share, as adjusted, for the year ending December 31, 2017:

	Low End	High End
Estimated net income attributable to common shareholders per diluted share	$1.39	$1.48
Add: Impairment charges through 9/30/2017	0.13	0.13
Less: Gain on sale of interests in properties and outparcels	(0.81)	(0.82)
Depreciation and amortization including share of unconsolidated entities	1.31	1.29
Estimated FFO per diluted share	$2.02	$2.08
Less: Gain on debt extinguishment, net	(0.39)	(0.41)
Estimated FFO per diluted share, as adjusted	$1.63	$1.67

The following table provides a reconciliation of the expected operating income from GAAP financial statements to the Company’s non-GAAP NOI projections for the year:

(Dollars in thousands)
	Low End	High End
Operating income	$187,500	$194,500
Depreciation and amortization, consolidated properties	264,500	265,500
Impairment charge	29,400	29,400
General and administrative	38,500	36,500
Management fees and property allocated corporate expense	15,500	13,500
Pro-rata share of unconsolidated joint venture in comp NOI	61,000	62,000
Non-comparable properties and other (1)	(45,500)	(45,000)
Projected comparable NOI	$550,900	$556,400

Projected comparable NOI year-over-year growth (2)	(1.0)%	0.0%

(1) Includes fee income, termination and outparcel sales projections, insurance proceeds, straight line rents, fair market adjustments and non-comparable properties.
(2) Reported 2016 comparable NOI adjusted for property dispositions was $556 million.

For the fourth quarter of 2017, the Company estimates net income attributable to common shareholders to be in the range of $0.58 to $0.62 per diluted share and adjusted FFO to be in the range of $0.44 to $0.48 per diluted share. Key assumptions for the fourth quarter of 2017 include the gain on the debt extinguishments for Southern Hills Mall and Valle Vista Mall, as well as an expected gain on the first tranche of the restaurant outparcel sale.

A reconciliation of the range of GAAP estimated net income per diluted share to non-GAAP estimated FFO per diluted share, as adjusted, for the fourth quarter of 2017 follows:

	Low End	High End
Estimated net income attributable to common shareholders per diluted share	$0.58	$0.62
Less: Gain on sale of outparcels	(0.14)	(0.15)
Depreciation and amortization including share of unconsolidated entities	0.30	0.33
Estimated FFO per diluted share	$0.74	$0.80
Less: Gain on debt extinguishment, net	(0.30)	(0.32)
Estimated FFO per diluted share, as adjusted	$0.44	$0.48

Earnings Call and Webcast on October 26
Washington Prime Group will host a conference call at 11:00 a.m. ET on Thursday, October 26, 2017, to discuss the Company’s third quarter results. Live streaming audio of the conference call will be accessible from the investor relations section of the Company’s website.

The dial-in number for the conference call is 844.646.4463 (or +1.615.247.0256 for international callers), and the participant passcode is 88921101. The live audio webcast of the call will be available on the investor relations section of the Company’s website at www.washingtonprime.com.

A replay of the call will be available on the Company’s website, or by calling 855.859.2056 (or +1.404.537.3406 for international callers), passcode is 88921101, beginning on Thursday, October 26, 2017, at approximately 1:00 p.m. ET through midnight on Thursday, November 9, 2017.

Supplemental Information
For additional details on Washington Prime Group’s results and properties, please refer to the Supplemental Information report on the investor relations section of the Company’s website. This release as well as the supplemental information have been furnished to the Securities and Exchange Commission (“SEC”) in a Form 8-K.

About Washington Prime Group
Washington Prime Group Inc. is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties. The Company combines a national real estate portfolio with an investment grade balance sheet, leveraging its expertise across the entire shopping center sector to increase cash flow through rigorous management of assets and provide new opportunities to retailers looking for growth throughout the U.S. Learn more at www.washingtonprime.com. Trademark applications have been filed with the U.S. Patent and Trademark Office (“USPTO”) for the names “Washington Prime Group,” “Shelby’s Sugar Shop” and “Tangible” and are currently pending. In addition, a non-provisional patent application has been filed with the USPTO for the “Tangible” concept.

Contacts
Lisa A. Indest, CAO & Senior VP, Finance, 614.887.5844 or lisa.indest@washingtonprime.com
Kimberly A. Green, VP, Investor Relations & Communications, 614.887.5647 or kim.green@washingtonprime.com

Non-GAAP Financial Measures
This press release includes FFO, AFFO and NOI, including same property NOI growth, which are financial performance measures not defined by generally accepted accounting principles in the United States (GAAP). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. FFO, AFFO and comparable NOI growth are financial performance measures widely used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company believes that FFO provides investors with additional information regarding operating performance and a basis to compare the Company’s performance with that of other REITs.

The Company uses FFO in addition to net income to report operating results. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (NAREIT) as net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items and cumulative effects of accounting changes, excluding gains and losses from the sales or disposals of previously depreciated retail operating properties, excluding impairment charges of depreciable real estate, plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest. The Company also discusses FFO, as adjusted, or AFFO. Descriptions of items adjusted are provided in the press release. Certain items, such as merger, restructuring and transaction related costs and gain on debt extinguishment, while included in FFO and net income, do not affect the ongoing performance of the properties and have been excluded from AFFO to enhance comparability.

NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as corporate general and administrative expense and other indirect operating expenses, interest expense, impairment charges and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition, the Company’s computation of same property NOI excludes termination income and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization, as well as impairment charges, are excluded from NOI for the same reasons that they are excluded from FFO pursuant to NAREIT’s definition.

Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Investors should understand that the Company’s computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures do not represent cash flow from operations as defined by GAAP, should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance and are not alternatives to cash flows as a measure of liquidity. Investors are cautioned that items excluded from these measures are significant components in understanding and addressing financial performance. Reconciliations of these measures are included in the press release.

Regulation Fair Disclosure (FD)
The Company routinely posts important information online on the investor relations section of the corporate website. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Washington Prime Group Inc. (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, the company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “confident,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase mall store occupancy and same-mall operating income; risks associated with the acquisition, development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel;

material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on development and investment properties (including joint ventures); expected gains on debt extinguishment; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; assets that may be subject to impairment charges; significant costs related to environmental issues; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

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CONSOLIDATED STATEMENTS OF OPERATIONS
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Minimum rent	$122,942	$142,811	$389,491	$427,173
Overage rent	1,687	2,419	5,818	7,787
Tenant reimbursements	50,239	60,006	159,150	177,372
Other income	4,452	4,686	16,426	13,359
Total revenues	179,320	209,922	570,885	625,691

Expenses:
Property operating	(37,098)	(41,295)	(109,506)	(124,754)
Real estate taxes	(20,401)	(26,296)	(69,661)	(77,184)
Advertising and promotion	(2,112)	(2,638)	(6,539)	(7,467)
Total recoverable expenses	(59,611)	(70,229)	(185,706)	(209,405)
Depreciation and amortization	(65,383)	(71,287)	(199,514)	(211,922)
Provision for credit losses	(796)	(306)	(4,280)	(2,801)
General and administrative	(8,108)	(8,139)	(26,027)	(28,375)
Merger, restructuring and transaction costs	—	307	—	(29,607)
Ground rent	(237)	(1,142)	(2,264)	(3,242)
Impairment loss	(20,892)	(20,701)	(29,401)	(20,701)
Total operating expenses	(155,027)	(171,497)	(447,192)	(506,053)

Operating Income	24,293	38,425	123,693	119,638

Interest expense, net	(34,344)	(32,168)	(98,113)	(103,982)
Gain on extinguishment of debt, net	—	—	21,221	34,078
Income and other taxes	(448)	(322)	(2,996)	(1,415)
Loss from unconsolidated entities, net	(165)	(933)	(781)	(2,602)
Gain (loss) on disposition of interests in properties, net	—	181	125,436	(2,116)

Net (loss) income	(10,664)	5,183	168,460	43,601

Net (loss) income attributable to noncontrolling interests	(2,269)	313	25,070	5,394
Net (loss) income attributable to the Company	(8,395)	4,870	143,390	38,207
Less: Preferred share dividends	(3,508)	(3,508)	(10,524)	(10,524)
Net (loss) income attributable to common shareholders	$(11,903)	$1,362	$132,866	$27,683

(Loss) earnings per common share, basic and diluted	$(0.06)	$0.01	$0.71	$0.15

CONSOLIDATED BALANCE SHEETS
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	September 30, 2017	December 31, 2016

Assets:
Investment properties at cost	$5,819,366	$6,245,414
Construction in progress	47,677	49,214
	5,867,043	6,294,628
Less: accumulated depreciation	2,127,412	2,122,572
	3,739,631	4,172,056

Cash and cash equivalents	48,263	59,353
Tenant receivables and accrued revenue, net	90,184	99,967
Real estate assets held-for-sale	—	50,642
Investment in and advances to unconsolidated entities, at equity	465,051	458,892
Deferred costs and other assets	210,311	266,556
Total assets	$4,553,440	$5,107,466

Liabilities:
Mortgage notes payable	$1,412,975	$1,618,080
Notes payable	979,553	247,637
Unsecured term loans	606,380	1,334,522
Revolving credit facility	—	306,165
Accounts payable, accrued expenses, intangibles, and deferred revenues	273,966	309,178
Distributions payable	2,992	2,992
Cash distributions and losses in unconsolidated entities, at equity	15,421	15,421
Total liabilities	3,291,287	3,833,995

Redeemable noncontrolling interests	3,265	10,660

Equity:
Stockholders' equity
Series H cumulative redeemable preferred stock	104,251	104,251
Series I cumulative redeemable preferred stock	98,325	98,325
Common stock	19	19
Capital in excess of par value	1,239,216	1,232,638
Accumulated deficit	(353,997)	(346,706)
Accumulated other comprehensive income	4,539	4,916
Total stockholders' equity	1,092,353	1,093,443
Noncontrolling interests	166,535	169,368
Total equity	1,258,888	1,262,811
Total liabilities, redeemable noncontrolling interests and equity	$4,553,440	$5,107,466

CALCULATION OF FUNDS FROM OPERATIONS
Washington Prime Group Inc.
(Including Pro-Rata Share of Unconsolidated Properties)
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Funds from Operations ("FFO"):
Net (loss) income	$(10,664)	$5,183	$168,460	$43,601
Less: Preferred dividends and distributions on preferred operating partnership units	(3,568)	(3,568)	(10,704)	(10,704)
Real estate depreciation and amortization, including joint venture impact	74,838	78,533	224,438	234,845
Noncontrolling interest portion of depreciation and amortization	—	(37)	—	(116)
Impairment loss, including (gain) loss on disposition of interests in properties, net	20,892	20,720	(96,035)	23,017
Net loss attributable to noncontrolling interest holders in properties	—	4	—	18
FFO	$81,498	$100,835	$286,159	$290,661

Adjusted Funds from Operations:
FFO	$81,498	$100,835	$286,159	$290,661
Merger, restructuring and transaction costs	—	(307)	—	29,607
Gain on extinguishment of debt, net	—	—	(21,221)	(34,078)
Adjusted FFO	$81,498	$100,528	$264,938	$286,190

Weighted average common shares outstanding - diluted	222,310	220,834	222,112	220,614

FFO per diluted share	$0.37	$0.46	$1.29	$1.32
Total adjustments	$—	$(0.00)	$(0.10)	$(0.02)
Adjusted FFO per diluted share	$0.37	$0.46	$1.19	$1.30

NET OPERATING INCOME GROWTH FOR COMPARABLE PROPERTIES
Washington Prime Group Inc.
(Including Pro-Rata Share of Unconsolidated Properties)
(Unaudited, dollars in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	Variance $	2017	2016	Variance $

Reconciliation of Comp NOI to Operating Income:
Operating income	$24,293	$38,425	$(14,132)	$123,693	$119,638	$4,055

Depreciation and amortization	65,383	71,287	(5,904)	199,514	211,922	(12,408)
General and administrative and merger, restructuring and transaction costs	8,108	7,832	276	26,027	57,982	(31,955)
Impairment loss	20,892	20,701	191	29,401	20,701	8,700
Fee income	(2,247)	(1,696)	(551)	(5,770)	(4,909)	(861)
Management fee allocation	54	417	(363)	567	7,186	(6,619)
Pro-rata share of unconsolidated joint ventures in comp NOI	16,056	7,659	8,397	49,065	27,524	21,541
Property allocated corporate expense	3,407	3,090	317	9,816	9,895	(79)
Non-comparable properties and other (1)	(1,275)	(2,579)	1,304	(13,044)	(6,896)	(6,148)
NOI from sold properties	(415)	(5,709)	5,294	(2,273)	(21,208)	18,935
Termination income and outparcel sales	(397)	(243)	(154)	(3,450)	(1,310)	(2,140)
Straight-line rents	(168)	(818)	650	(999)	(717)	(282)
Ground lease adjustments for straight-line and fair market value	20	(2)	22	50	(12)	62
Fair market value and inducement adjustments to base rents	(1,273)	(4,018)	2,745	(6,319)	(7,982)	1,663
Comparable NOI	$132,438	$134,346	$(1,908)	$406,278	$411,814	$(5,536)
Comparable NOI percentage change			-1.4%			-1.3%

(1) Represents an adjustment to remove the NOI amounts from properties not owned and operated in all periods presented, certain non-recurring expenses (such as hurricane related expenses), as well as material insurance proceeds received in the periods presented. Furthermore, Southern Hills Mall is removed as the management and leasing of the property was transferred to the receiver during the fourth quarter of 2016, although title to the property is still held by an affiliate of the Company.